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                                                               Exhibit 24(b)(10)

                                                              December 19, 1995



Keystone Small Cap Stock Fund
200 Berkeley Street
Boston, MA  02116-5034


Gentlemen:

         You have asked for my opinion with respect to the issuance of Class A, B and C shares of Keystone Small Cap Stock Fund (the "Fund") under the Declaration of Trust of the Fund dated December 13, 1995. A prospectus and statement of additional information are expected to be filed with the Securities and Exchange Commission as part of the Fund's Registration Statement covering the registration of the Fund as an investment company and the public offering and sale of the Fund's Class A, B and C shares. In my opinion, after the effectiveness of the Registration Statement, such shares, when issued and sold, will be legally issued, fully paid and non-assessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust, and subject to the limitations stated therein.

         My opinion is based upon my examination of the Fund's Declaration of Trust and the Fund's prospectus and statement of additional information as they are proposed to be filed in the Registration Statement.

         I hereby consent to the use of this opinion in connection with the registration of the Fund and its shares with the Securities and Exchange Commission.


                                             Very truly yours,



                                             /s/ Rosemary D. Van Antwerp
                                             Rosemary D. Van Antwerp
                                             Senior Vice President, Secretary
                                             and General Counsel


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